UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

NATIONAL BANKSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

VOTE THE WHITE PROXY CARD TODAY

IMPORTANT FOR ALL SHAREHOLDERS TO SUPPORT EXISTING NATIONAL

BANKSHARES BOARD MEMBERS FOR REELECTION

March 24, 2023

Dear Fellow Shareholder:

On behalf of the Board of Directors (the “Board”) of National Bankshares, Inc. (the “Company”), I am writing to urge you to vote today for the highly qualified Board nominees supported by the Company and the Board: Charles H. Green, Mildred R. Johnson, William A. Peery and James C. Thompson. In their roles on the Board, these nominees have helped drive the strong results you’ve come to expect from the Company. Please return the white proxy card and mark your vote for these four nominees today. Further instructions on how you can vote are included in the accompanying Proxy Statement.

IT IS PARTICULARLY IMPORTANT THAT YOU VOTE THIS YEAR, USING THE WHITE PROXY CARD. A NEW YORK-BASED ACTIVIST INVESTOR IS SEEKING SEATS ON THE BOARD, PUTTING THE COMPANY’S FUTURE AT RISK.

As you may know, Driver Management Company LLC (“Driver”), a New York-based activist investor with a small percentage of the Company’s stock, has proposed two nominees for the Board. Given the recent challenges the banking sector has seen, replacing seasoned directors with inexperienced ones would be a mistake. Our Board is adept at navigating these kinds of challenges, including the global financial crisis beginning in 2008 and the Covid-19 pandemic. We thrived during those times, while other banks suffered. Your Board has ensured that the Company has ample capital and liquidity, putting us in a strong position to withstand any challenge. Now is the time for experience, not short-sighted actions. We believe Driver’s short-term focus could pose a real risk to the Company’s long-term stability and viability, attributes that have served us exceptionally well over our bank’s 100+ year history.

Make no mistake: We believe Driver’s ultimate goal is a sale of the Company. Since 2019, Driver has waged five aggressive campaigns against community banks with the singular agenda of forcing a sale. Only recently, in its current campaigns against the Company and two other banks, has Driver toned down its rhetoric to ask only for board seats in what we believe is a clear attempt to veil its ultimate intentions. Investors should not be fooled into thinking that Driver will stop at seeking board seats at the Company.

Driver Target	State	Driver Goal	Public Campaign	Outcome
DNB Financial	PA	Sale	2019	Sale
First United	MD	Sale	2019-2020	Settlement
Community Bankers Trust	VA	Sale	2020	Sale
Codorus Valley	PA	Sale	2021-2022	Settlement
Republic First	PA	Sale	2021-2022	Settlement

Ameriserv Financial	PA	Board Seats	2023+	Ongoing
First Foundation	TX	Board Seats	2023+	Ongoing
National Bankshares	VA	Board Seats	2023+	Ongoing

Two of Driver’s targets were ultimately sold to larger, out-of-market banks and suffered branch closures and job losses in their communities. As a significant employer in our region, we believe Driver’s endgame for the Company would be detrimental to our shareholders, employees and our communities.

We urge you NOT to return any proxy card provided to you by Driver, and NOT to vote in favor of either of the Driver nominees.

YOUR BOARD HAS DRIVEN STRONG RESULTS AND DESERVES YOUR SUPPORT.

Your Board has delivered strong and consistent results through both good and bad times. Nothing highlights this better than our exemplary performance through the global financial crisis, during which the Company remained highly profitable throughout and NEVER ONCE accepted a government bailout, cut its dividend or diluted its shareholders. Our performance highlights include:

•	Decades of uninterrupted profitability and increasing dividend payments, including through the financial crisis

•

~870% total shareholder return since January 2000[1], more than 2x the peer group selected by Institutional Shareholder Services (“ISS”), an organization that advises institutional shareholders on how to vote at shareholder meetings

•	Top-tier profitability metrics driven by our low-cost, efficient operating model

•	Robust capital and liquidity that provide considerable flexibility and resiliency

•	Low-cost core deposit franchise that provides a buffer against high interest rates

There is no reason to overhaul our strategy or our Board now, especially during these challenging economic times. Your Company is well-capitalized, well-run and well-positioned to navigate this environment. Indeed, one leading Wall Street research firm recently selected us as a “Bunker Bank” that is particularly well suited to navigate the challenging road ahead. Adding a short-term focused activist investor and his nominee to the Board would jeopardize our position at the worst possible time.

[1]	Source: S&P Capital IQ; Note: Data through 3/1/2023 to remove volatility related to Silicon Valley Bank and Signature Bank failures

YOUR BOARD IS ALWAYS OPEN TO GOOD IDEAS FROM ANYONE – INCLUDING DRIVER – AND HAS ALREADY TAKEN ACTION ON INVESTOR FEEDBACK

Your Board welcomes feedback and ideas from all investors, including Driver. That is why we have participated in numerous calls, meetings and email communications with Driver since late October of 2022 in order to better understand the New York activist fund’s concerns and proposals. In short, the Board is doing exactly what a board should do: listening to its shareholders and implementing any suggestions that benefit the Company’s stakeholders. We have incorporated shareholders’ ideas into our strategy over the years – including a share buyback program that we’ve been very active on – and plan to take more action in the near future.

For example, at this year’s Annual Meeting, we are asking you to vote FOR a proposal to approve a new stock incentive plan, which will support changes to the compensation structure for senior management and the Board. This proposal, which was based on feedback from shareholders and ISS, would allow the Company to implement Board-approved changes to the current compensation program from an all-cash framework to one where senior management and the Board are compensated in part with Company stock based on certain target performance metrics. THIS IS AN EXAMPLE OF YOUR BOARD LISTENING TO A GOOD SUGGESTION, EVALUATING IT AND TAKING PROMPT ACTION.

In fact, the nominating committee of the Board even went so far as to interview Driver’s candidates to learn more about their ideas, backgrounds and capabilities in a good faith effort to vet their qualifications for Board service. We concluded that Driver’s nominees would not be additive in any positive way to our Board due to their lack of relevant ties to the community and our market area, lack of public board experience and lack of “boots-on-the-ground” community bank operating experience, as well as Driver’s notorious track record of publicly attacking and attempting to embarrass bank leadership teams. We firmly believe putting an activist investor on our Board would do more harm than good by overemphasizing short-term goals and compromising our ability to attract talented employees, win business and engage with potential merger and acquisition partners.

DRIVER IS FORCING A LONG, COSTLY AND ENTIRELY UNNECESSARY PROXY FIGHT THAT SHOWS THE NEW YORK FUND’S TRUE COLORS

Your Board has kept an open door to all investors, including Driver. So why do we find ourselves embroiled in a long and costly proxy fight?

We believe the answer is simple: Driver is more interested in public notoriety and short-term gains than in engaging constructively with Company leadership to help build a better bank. In its eight campaigns since 2019, Driver has attempted to publicly smear and humiliate bank boards and management teams. In our view, public notoriety and an eventual sale are the true motivations behind Driver’s campaign at the Company.

Driver’s scorched earth approach may play well in the news and in Wall Street circles but has no place in your Company’s boardroom.

YOUR BOARD OF DIRECTORS HAS BEEN AN IMPORTANT PART OF BUILDING, IMPLEMENTING AND OVERSEEING THE BANK’S STRATEGY.

The four nominees supported by the Company bring important skills and expertise to their roles on the Board, and we urge you to return the white proxy card and vote FOR each of them:

•

Charles E. Green, III currently serves as Vice Chairman and Lead Independent Director. His 30+ years of experience as a community bank director and his expertise in small business management, insurance and investment matters benefit our Board. Mr. Green was formerly the mayor of Tazewell and resides in Bristol, bringing deep knowledge of the western portion of our market area and community.

•

Mildred R. Johnson is a recognized leader in higher education, with experience as former Associate Vice Provost for Enrollment Management and Director of Admissions at Virginia Tech and Dean of Admissions at Radford University. She brings senior executive leadership and talent recruiting acumen to our Board.

•

William A. Peery is President of Cargo Oil Company, Inc. and COC Transport, Inc, which operate convenience stores and sell and transport petroleum products. The firms are headquartered in Tazewell, Virginia, where Mr. Peery resides. He brings small business management experience, including experience in financial management, to the Board.

•

James C. Thompson serves as Director of Strategic Initiatives for Thompson & Litton, Inc., an engineering, architecture and construction business in seven Mid-Atlantic states. He has served on its Board of Directors for 36 years and as Chairman for 14 years. Mr. Thompson brings experience in executive management, finance and strategic planning to our Board.

These outstanding, engaged and qualified members of our Board have earned your support, and we urge you to vote for them by returning your white proxy card today.

If you have any questions or need assistance voting your proxy, please contact Georgeson LLC, our proxy solicitor assisting us in connection with the Annual Meeting, at (800) 561-3991.

Thank you for your investment in National Bankshares, and for your continued support.

Sincerely,

F. Brad Denardo

Chairman, President and

Chief Executive Officer

Important Additional Information

The Company filed a definitive proxy statement (the “Proxy Statement”), containing a form of white universal proxy card, with the Securities and Exchange Commission (the “SEC”) on March 24, 2023 in connection with its upcoming 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”). SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company, its directors and its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the 2023 Annual Meeting. Information about the Company’s directors and executive officers is included in the Proxy Statement. To the extent holdings of the Company’s securities by our directors and executive officers reported in the Proxy Statement have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement, and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies of the Company’s SEC filings are also available at no charge on the Company’s website at www.nationalbankshares.com.

Forward-looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and in the Company’s other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

PLEASE TAKE ACTION TODAY TO PREVENT AN ACTIVIST

INVESTOR FROM JEOPARDIZING NATIONAL BANKSHARES,

INC.’S STRATEGY AND RESULTS

RETURN the white proxy card TODAY

Vote FOR the four Board of Directors nominees up for reelection:

Charles E. Green, III

Mildred R. Johnson

William E. Peery

James C. Thompson

Vote FOR the National Bankshares, Inc. 2023 Stock Incentive Plan

Vote FOR the advisory vote on named executive officer compensation

Vote ONE YEAR on the frequency of future advisory named executive officer compensation votes

Vote FOR the ratification of the appointment of Yount, Hyde & Barbour, P.C. as our independent auditor for 2023

DO NOT return any gold proxy card provided to you by Driver Management Company LLC

DO NOT vote for the Driver Management Company LLC nominees

If you have any questions or need assistance voting your proxy, please contact Georgeson LLC, our proxy solicitor assisting us in connection with the Annual Meeting.

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Toll free (800) 561-3991